Exhibit 4.1

VIRGIN MEDIA – US DOLLAR ADDITIONAL K FACILITY ACCESSION DEED

To:    The Bank of Nova Scotia (as “Facility Agent”)

From:
The persons listed in Schedule 1 to this Additional K Facility Accession Deed (the “Additional K Facility Lenders”, such defined term to include any lender which becomes a New Lender in respect of the K Facility, by the execution by the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 to this Additional K Facility Accession Deed, or a Transfer Agreement substantially in the form of Schedule 4 to this Additional K Facility Accession Deed)

Date:    10 November 2017
Virgin Media Finance PLC—Senior Facilities Agreement dated 7 June 2013 as amended on 14 June 2013, and as amended and restated on 17 July 2015 and 30 July 2015, as further amended on 16 December 2016 and further amended and restated on 19 April 2017 (the “Credit Agreement”)

1.	In this Additional K Facility Accession Deed:
“Borrower” means Virgin Media Bristol LLC.
“Fee Letter” means the fee letter dated on or around the date of this Additional K Facility Accession Deed between the Borrower, Virgin Media SFA Finance Limited, the Company, the Mandated Lead Arrangers and the Underwriters (each as defined in the Fee Letter).
“K Facility” means the US$3,400,000,000 term loan facility made available under this Additional K Facility Accession Deed.
“K Facility Advance” means a US Dollar-denominated advance made to the Borrower by the Additional K Facility Lenders under the K Facility.
“K Facility Commitment” means, in relation to an Additional K Facility Lender, the amount in US Dollars set opposite its name under the heading “K Facility Commitment” in Schedule 1 to this Additional K Facility Accession Deed and any such K Facility Commitment transferred to it or assumed by it under the Credit Agreement, in each case, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 1 August 2007 between, among others, Telenet NV as company and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 24 July 2014 between (among others) Unitymedia Hessen GmbH & Co. KG as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 7 (Second Amendments, Waivers, Consents and Other Modifications) and Schedule 8 (Third Amendments, Waivers, Consents and Other Modifications) to the Additional K Facility Accession Deed; (viii) the Credit Agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (ix) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V.; (x) the indenture dated 1 February 2017 in respect of the £675,000,000 5% senior secured notes due 2027 issued by Virgin Media Secured Finance PLC; (xi) the indenture dated 21 June 2017 in respect of the €635,000,000 3⅞% senior notes due 2029 issued by UPC Holding B.V.; (xii) the credit agreement dated 16 December 2016 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent, (xiii) the indenture dated 16 August 2017 in respect of the $700,000,000 6.875% senior notes due in 2027 issued by C&W Senior Financing Designated Activity Company and (xiv) the indenture dated 18 October 2017 in respect of the $550,000,000 million 5.500% senior notes due 2028 issued by UPC Holding B.V., in each case, as amended from time to time up to the date of this Additional K Facility Accession Deed.
“Majority Additional K Facility Lenders” means the Additional K Facility Lenders, the aggregate of whose K Facility Commitments exceeds 50 per cent. of the aggregate of the K Facility Commitments under this Additional K Facility Accession Deed.

2.
Unless otherwise defined in this Additional K Facility Accession Deed, terms defined in the Credit Agreement shall have the same meaning in this Additional K Facility Accession Deed and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.3 (Construction) of the Credit Agreement apply to this Additional K Facility Accession Deed as though they were set out in full in this Additional K Facility Accession Deed.

3.	We refer to Clause 2.5 (Additional Facilities) of the Credit Agreement. This Additional K Facility Accession Deed is an Additional Facility Accession Deed for the purposes of the Credit Agreement.

4.
This Additional K Facility Accession Deed will take effect on the date on which the Facility Agent notifies the Company and the Additional K Facility Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional K Facility Accession Deed, in each case in form and substance satisfactory to it (acting reasonably), or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional K Facility Lenders (the “Additional Facility Commencement Date”).

5.	We, the Additional K Facility Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.5 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Group Intercreditor Agreement, the Security Trust Agreement and the HYD Intercreditor Agreement.

6.
The Company confirms to the Additional K Facility Lenders that all requirements of paragraph (a) of Clause 2.5 (Additional Facilities) of the Credit Agreement are fulfilled as of the date of this Additional K Facility Accession Deed.

7.
The Additional Facility Commitment in relation to an Additional K Facility Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its K Facility Commitment.

8.
Any interest due in relation to K Facility will be payable on the last day of each Interest Period in accordance with Clause 14.4 (Payment of Interest for Term Facility Advances) of the Credit Agreement.

9.
The Additional Facility Availability Period for K Facility shall be the period from and including the Additional Facility Commencement Date up to and including the date falling forty-five Business Days after the Additional Facility Commencement Date. At the end of the Additional Facility Availability Period for the K Facility, the Available Commitments in respect of the K Facility shall automatically be cancelled and the Available Commitments in respect of the K Facility for each Additional K Facility Lender shall automatically be reduced to zero.

10.	The K Facility may be drawn by two Advances and no more than two Utilisation Requests may be made in respect of the K Facility under the Credit Agreement.

11.
The first Interest Period to apply to the K Facility Advance will be a period running from the first Utilisation Date in respect of the K Facility Advance and ending on 15 December 2017, and thereafter shall be determined in accordance with Clause 14.2 (Duration) of the Credit Agreement.

12.
The K Facility Advance will be used for general corporate and/or working capital purposes, including without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of the Bank Group and the payment of any fees and expenses in connection with the K Facility or other transactions related thereto.

13.	The Final Maturity Date in respect of the K Facility will be 15 January 2026. The Additional Facility Termination Date in respect of the K Facility will be the Final Maturity Date.

14.	The outstanding K Facility Advance will be repaid in full on the Final Maturity Date.

15.
The Margin in relation to the K Facility is 2.50 per cent. per annum. For the avoidance of doubt, each party to this Additional K Facility Accession Deed accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below 0 per cent. then LIBOR will be deemed to be 0 per cent.

16.	The Borrower in relation to the K Facility is Virgin Media Bristol LLC.

17.	The K Facility is made available as a term loan.

18.
The interest rate for the K Facility will, subject to paragraph 11 above, be calculated in accordance with Clause 14 (Interest on Term Facility Advances) of the Credit Agreement, being the sum of LIBOR and the applicable Margin.

19.	If on or prior to the date falling 6 months after the date of this Additional K Facility Accession Deed (but not otherwise) the Borrower:

(a)
makes any prepayment of the K Facility in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any Obligor, any member of the Bank Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Bank Group; or

(b)
effects any amendment of this Additional K Facility Accession Deed or the Credit Agreement resulting in a Repricing Transaction (as defined below) other than, for the avoidance of doubt, any amendments contemplated by Schedule 7 (Second amendments, waivers, consents and other modifications) and/or Schedule 8 (Third amendments, waivers, consents and other modifications) resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Additional K Facility Lender:

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional K Facility Lender’s K Facility Advance which is prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the K Facility Advance of each Additional K Facility Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional K Facility Accession Deed and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the K Facility Advance with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the K Facility Advance which has (or any amendment to this Additional K Facility Accession Deed or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the K Facility Advance.

20.
(a)    Provided that any upsizing of the K Facility permitted under this paragraph 20 will not breach any term of the Credit Agreement, the K Facility may be upsized by any amount, by the signing of one or more further Additional K Facility Accession Deeds, that specify (along with the other terms specified therein) Virgin Media Bristol LLC as the sole Borrower and which specify Additional K Facility Commitments denominated in US Dollars, to be drawn in US Dollars, with the same Final Maturity Date and Margin as specified in this Additional K Facility Accession Deed.

(b)
For the purposes of this paragraph 20 (unless otherwise specified), references to Additional K Facility Lenders and K Facility Advances shall include Lenders and Advances made under any such further and previous Additional K Facility Accession Deed.

(c)
Where any K Facility Advance has not already been consolidated with any other K Facility Advance, on the last day of any Interest Period for that unconsolidated K Facility Advance, that K Facility Advance will be consolidated with any other K Facility Advance which has an Interest Period ending on the same day as that unconsolidated K Facility Advance, and all such K Facility Advances will then be treated as one Advance under the K Facility.

21.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by the Parent or the Company under the Credit Agreement or any other Relevant Finance Document on or after the date of this Additional K Facility Accession Deed, each Additional K Facility Lender hereby consents (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty, and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates or related funds that are Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties consent in their capacity as Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties) to any and all of the following:

(a)	any and all of the items set out in Schedule 7 (Second amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed;

(b)	any and all of the items set out in Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed;

(c)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made either to implement the changes envisaged in Schedule 7 (Second amendments, waivers, consents and other modifications) and/or Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed or to conform any Relevant Finance Document to Schedule 7 (Second amendments, waivers, consents and other modifications) and/or

Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed; and/or

(d)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made to conform any Relevant Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to the Liberty Global Reference Agreement referred to at paragraphs (vi), to (xi), (xiii) and (xiv) and in respect of the schedules in relation to covenants, events of default or definitions in the Liberty Global Reference Agreements referred to at paragraphs (ii), (iii) and (v) of that definition shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 7 (Second amendments, waivers, consents and other modifications) and/or Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed and provided further that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (xi) of that definition shall be limited to any amendment, waiver, consent or modification which is specifically referenced in Schedule 7 (Second amendments, waivers, consents and other modifications) and/or Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed), and, in each case, any consequential amendments, waivers, consents or modifications), and this Additional K Facility Accession Deed shall constitute the irrevocable and unconditional written consent of each Additional K Facility Lender (in the capacity of a Lender, and if it is a Hedge Counterparty, in the capacity of a Hedge Counterparty) and the agreement of each Additional K Facility Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and related funds that is a Lender under the Revolving Facility or an Additional Facility that is a revolving facility or a Hedge Counterparty provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consent or other modifications to the Relevant Finance Documents for the purposes of Clause 42 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable), and any clause in any other Relevant Finance Document relating to amendments of that Relevant Finance Document, without any further action required on the part of any party thereto.

22.
Each Additional K Facility Lender (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty, and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates that are Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties waives in their capacity as Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties) hereby waives receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Counterparties under the Group Intercreditor Agreement or HYD

Intercreditor Agreement may be paid a fee in consideration of such Lenders’ or Hedge Counterparties’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
Each Additional K Facility Lender hereby acknowledges and agrees (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Counterparty, in its capacity as a Hedge Counterparty, and agrees to procure, unless it is prohibited from doing so, that any of its Affiliates that are Lenders under a Revolving Facility or an Additional Facility that is a revolving facility or Hedge Counterparties acknowledge and agree in their capacity as Lenders under a Revolving Facility or Additional Facility that is a revolving facility or Hedge Counterparties) that the Facility Agent and/or the Security Trustee may, but shall not be required to, send to it any further formal amendment request in connection with all, or any of the proposed amendments referred to under paragraph 21 above (and in Schedule 7 (Second amendments, waivers, consents and other modifications) and Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed) and the Facility Agent and/or the Security Trustee (as applicable) shall be authorised to consent on behalf of it, as a Lender under one or more Facilities and as a Hedge Counterparty under the Group Intercreditor Agreement and the HYD Intercreditor Agreement, to any such proposed amendments set out under paragraph 21 above (and in Schedule 7 (Second amendments, waivers, consents and other modifications) and Schedule 8 (Third amendments, waivers, consents and other modifications) of this Additional K Facility Accession Deed) (and the Facility Agent and/or the Security Trustee shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Instructing Group, or the relevant requisite Lenders, or the Hedge Counterparties, have consented to the relevant amendment, waiver or other modification in accordance with Clause 42 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable), and any clause relating to amendments in any other Relevant Finance Document.

24.
On the Utilisation Date in respect of the K Facility, each of the Company and the Borrower, on its own behalf, the Company only in respect of Clause 21.9 (Accounts) of the Credit Agreement, and the Company, on behalf of each Obligor, confirms that each Repeating Representation is true and correct in all material respects as if made at the Utilisation Date in respect of the K Facility with reference to the facts and circumstances then existing, and as if each reference to the Relevant Finance Documents includes a reference to this Additional K Facility Accession Deed.

25.
The Company confirms for itself and, in its capacity as Obligors’ Agent, on behalf of each other Guarantor that the obligations of each Guarantor under Clause 28 (Guarantee and Indemnity) of the Credit Agreement continue to apply for the benefit of the Relevant Finance Parties under the Relevant Finance Documents and, for the avoidance of doubt, extend to all Additional Facilities and the K Facility Commitment and further confirms that the security created by each of the Obligors under the Security Documents extends to secure liabilities under all Additional Facilities including, for the avoidance of doubt, the K Facility Commitments.

26.	Each Additional K Facility Lender confirms to each other Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the K Facility being made available pursuant to this Additional K Facility Accession Deed and has not relied on any information provided to it by any other Finance Party in connection with any Relevant Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligors’ related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

27.
Each of the Additional K Facility Lenders agrees that, without prejudice to Clause 36.6 (Transfer Deed) or Clause 36.7 (Transfer Agreements) of the Credit Agreement, as applicable, that it shall become, by the execution by such Additional K Facility Lender and the Facility Agent of either (a) a Transfer Deed substantially in the form of Schedule 3 (Transfer Deed (Cash)) to this Additional K Facility Accession Deed, or (b) a Transfer Agreement substantially in the form of Schedule 4 (Transfer Agreement) to this Additional K Facility Accession Deed, as applicable, bound by the terms of this Additional K Facility Accession Deed as if it were an original party hereto as an Additional K Facility Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional K Facility Accession Deed as would have been acquired, granted and assumed had the New Lender been an original party to this Additional K Facility Accession Deed as an Additional K Facility Lender.

28.
We, the Additional K Facility Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Trustee is therefore irrevocably authorised in accordance with Clause 42.8(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than any Security required to be granted under paragraph (b) of the definition of “80% Security Test”) is released.

29.
The Facility Office and address for notices of each Additional K Facility Lender for the purposes of Clause 39 (Notices and Delivery of Information) of the Credit Agreement will be that notified by each Additional K Facility Lender to the Facility Agent.

30.	If a term of this Additional K Facility Accession Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Additional K Facility Accession Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Additional K Facility Accession Deed.

31.
Clause 46 (Jurisdiction) of the Credit Agreement is incorporated into this Additional K Facility Accession Deed as if set out in full and as if references in that clause to “this Agreement” or a “Relevant Finance Document” are to this Additional K Facility Accession Deed.

32.
This Additional K Facility Accession Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional K Facility Accession Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional K Facility Accession Deed.

33.	This Additional K Facility Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

34.	ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
Each Additional K Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional K Facility Lender becomes a party to this Additional K Facility Accession Deed as a lender, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

35.	ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
Each Additional K Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional K Facility Lender becomes a party to this Additional K Facility Accession Deed as a lender, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

36.	ACCESSION TO THE SECURITY TRUST AGREEMENT
Each Additional K Facility Lender confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

SCHEDULE 1
ADDITIONAL K FACILITY LENDERS AND COMMITMENTS

Additional K Facility Lender	K Facility Commitment (US Dollars)
The Bank of Nova Scotia	$3,400,000,000
Total	$3,400,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Corporate Documents
In relation to the Company and the Borrower in respect of the K Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company or the Borrower (as applicable) confirming that the Company or the Borrower (as applicable) has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date an officer’s certificate in relation to the Company or the Borrower (as applicable) was last delivered to the Facility Agent;

(b)	a copy of a board resolution of the management board of such person approving, in the case of the Company and the Borrower, its entry into this Additional K Facility Accession Deed;

(c)
a duly completed certificate of a duly authorised officer of the Company and the Borrower in the form attached in Part 3 of Schedule 9 (Form of Additional Facility Officer’s Certificate) of the Credit Agreement with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by the Company or the Borrower (or both) in connection with the utilisation of the K Facility have been or will be paid.

3.	Designation
Duly executed copy of notices from the Company:

(a)	designating the K Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)	designating the K Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

4.	Legal Opinions

(a)	An English law legal opinion of Shearman & Sterling LLP addressed to the Finance Parties covering:

(i)	the due incorporation, capacity and authorisation of the Company; and

(ii)	the relevant obligations to be assumed by the Borrower and the Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it.

(b)
A Delaware law legal opinion of Ropes & Gray International LLP addressed to the Finance Parties covering the due incorporation, capacity and authorisation of the Borrower incorporated under Delaware law.

SCSCHEDULE 3
TRANSFER DEED (CASH)

To:    [●] as Facility Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated 7 June 2013 (as from time to time amended, varied, novated or supplemented, the “Credit Agreement”) whereby certain facilities were made available to, amongst others, the Borrower and with a guarantee granted by the Guarantors, by a group of banks and other financial institutions on whose behalf The Bank of Nova Scotia acts as Facility Agent in connection therewith; and

(ii)
the accession deed dated [●] 2017, pursuant to which a $[●] term loan facility is made available to the Borrower as an Additional Facility (the “K Facility”) under the Credit Agreement (the “Additional K Facility Accession Deed”).

1.	Unless otherwise stated in this Deed, terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

2.	[●] (the “Existing K Lender”):

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing K Lender’s Commitment in the K Facility as at the date of this Deed; and

(b)
requests [●] (the “New K Lender”) to accept and procure the transfer by novation to the New K Lender of the Portion Transferred (as defined in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

3.
The New K Lender request the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 36.6 (Transfer Deed) of the Credit Agreement so as to take effect in accordance with the terms of it on the Effective Date. For the purposes of this Deed, “Effective Date” means the date on which the Facility Agent countersigns this Deed.

4.
The New K Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing K Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing K Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.
The New K Lender undertakes with the Existing K Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this

Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Existing K Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement, any other Relevant Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Credit Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.
The Existing K Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing K Lender (a) to accept a retransfer from the New K Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New K Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New K Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.	[The New K Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.] [1]
OR
[The New K Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]2 of the definition thereof.]3
OR
[The New K Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The New K Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]45
OR
[The New K Lender represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]
_________________________________
1 A Lender giving this representation is a Qualifying UK Lender.
2 UK Non-Bank Lender to delete as appropriate.
3 A Lender giving this representation is a Qualifying UK Lender.
4 A Lender giving this representation is a Qualifying UK Lender.
5 Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at

9.
Any New K Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New K Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New K Lender has previously provided the Company with the above documents (in connection with any financing made available by such New K Lender to the Company) such New K Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

10.
Each party to this Deed agrees, the Facility Agent agrees on behalf of each Finance Party, and [●] agrees on behalf of each Obligor, that this document is a Transfer Deed notwithstanding that its form is different to that required by the Credit Agreement.

11.	This Deed is a Finance Document.

12.
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Deed.

13.	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
THE SCHEDULE

Existing K Lender
1.	K Facility Commitment	Portion Transferred

The Existing K Lender	The New K Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [●] By: By:

________________________________________________________________________
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address (in relation to the New K Lender’s tax status as set out in paragraph 8 above):
Please provide administrative details of the New K Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

SCHEDULE 4
TRANSFER AGREEMENT

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]6 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]7 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]8 hereunder are several and not joint.]9 Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

_________________________________
6 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
7 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
8 Select as appropriate.
9 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Affiliate][other]

3.	Borrower(s): ______________________________

4.	Facility Agent: [●], as the facility agent under the Senior Facilities Agreement

5.	Senior Facilities Agreement: [The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]

6.	Assigned Interest[s]:

Assignor[s][10]	Assignee[s][11]	Facility Assigned [12]	Aggregate Amount of Commitment/ Advances for all Lenders[13]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[14]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
The Assignee hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

_________________________________
10 List each Assignor, as appropriate.
11 List each Assignee, as appropriate.
12 Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment
13 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
14 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
The Assignee hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Group Intercreditor Agreement as a Senior Lender and as a Senior Finance Party as if it had been an original party thereto in such capacity.
ACCESSION TO THE SECURITY TRUST AGREEMENT
The Assignee hereby confirms that, as from the date hereof, it intends to be party to the Security Trust Agreement as a Beneficiary, undertakes to perform all the obligations expressed in the Security Trust Agreement to be assumed by a Beneficiary and it shall be bound by all the provisions of the Security Trust Agreement as if it had been an original party to the Security Trust Agreement in such capacity.

7.	[Trade Date: ______________][15]
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
IN WITNESS WHEREOF this Assignment and Assumption has been executed as a deed by the parties hereto and is delivered on the date written above.
The terms set forth in this Assignment and Assumption are hereby agreed to:

_________________________________
15 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR[S]16
[NAME OF ASSIGNOR]

By:    ________________________
Title:

[NAME OF ASSIGNOR]

By:    ________________________
Title:

ASSIGNEE[S]17
[NAME OF ASSIGNEE]

By:    ________________________
Title:

[NAME OF ASSIGNEE]

By:    ________________________
Title:
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address (in relation to the Assignee’s tax status as set out in paragraph 3 below):
Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
_________________________________
16 Include appropriate signature blocks and add additional signature blocks as needed
17 Include appropriate signature blocks and add additional signature blocks as needed

Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:18

[Accepted:
[NAME OF FACILITY AGENT], as
Facility Agent

By:    ________________________
Title:

[Consented to:]19

[NAME OF RELEVANT PARTY]

By:    ________________________
Title:

_________________________________
18 To be replicated for each Assignee.
19 To be added only if the consent of the Company and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

ANNEX 1
[__________________]20
STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Relevant Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Relevant Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Relevant Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Relevant Finance Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clause 36.4 (Assignments or Transfers by Lenders) to 36.6 (Transfer Deed) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 36.4 (Assignments or Transfers by Lenders) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 23.2 (Financial information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender]21 attached
_________________________________
20 Describe Senior Facilities Agreement at option of Facility Agent.
21 The concept of “Foreign Lender” should be conformed to the section in the Senior Facilities Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Relevant Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Relevant Finance Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.22 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    [The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.] 23
OR
[The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]24 of the definition thereof.]25
OR
[The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]2627
_________________________________
22 Note Clause 36.17 (Pro rata Interest Settlement) of the Senior Facilities Agreement. The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”
23 A Lender giving this representation is a Qualifying UK Lender.
24 UK Non-Bank Lender to delete as appropriate.
25 A Lender giving this representation is a Qualifying UK Lender.
26 A Lender giving this representation is a Qualifying UK Lender.
27 Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at http://www.hmrc.gov.uk/cnr/dtt-passport-scheme.htm. The Centre Fro Non Residents can be contacted by telephone on 0845 070 0040 (from within the UK) or +44 151 210 2222 (from outside the UK).

OR
[The Assignee represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]
4.    Any Assignee that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the Assignee as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If an Assignee has previously provided the Company with the above documents (in connection with any financing made available by such Assignee to the Company) such Assignee shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.
5.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

SCHEDULE 5
[RESERVED]

SCHEDULE 6
[RESERVED]

SCHEDULE 7
SECOND AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.

References in this Schedule 7 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.
Permitted Financial Indebtedness – Production Facilities: amend the definition of Permitted Financial Indebtedness to include Financial Indebtedness arising under (a) arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this sub-paragraph (b) does not exceed the greater of (i) £200 million and (ii) 1.0% of Total Assets at any time outstanding.

“Production Facilities” means any bilateral facilities provided by a lender to any member of the Bank Group to finance a production.

2.
Accession Documents: amend paragraph 4 (Security Documents) of Schedule 8 (Accession Documents) and Clause 23.26(b)(iv) (Further Assurance) of the Credit Agreement in order that any member of the Bank Group or any Permitted Affiliate Parent (as applicable) may accede to the Credit Agreement as an Additional Borrower under Clause 25.2 (Additional Borrowers) or as an Additional Guarantor under Clause 25.3 (Acceding Guarantors) without having to enter into Security Documents as required by the Facility Agent as a condition to such accession provided, for the avoidance of doubt, that such Security Documents will be entered into by the relevant acceding party within any original applicable grace period for such accession.

3.	Permitted Security Interests:

(a)	amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(i)
Security Interests (1) over the segregated trust accounts set up to fund productions, (2) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (3) over assets relating to specific productions funded by Production Facilities; and

(ii)
Security Interests arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution.

(b)	delete paragraph (xi) of the definition of “Permitted Security Interests” and replace it with the following:

“(xi)
over or affecting any asset acquired by a member of the Bank Group after the date of this Agreement (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Bank Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

(c)	delete paragraph (xii) of the definition of “Permitted Security Interests” and replace it with the following:

“(xii)
over or affecting any asset of any company which becomes a member of the Bank Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Bank Group (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Bank Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

4.
Holding Company Expenses: amend the definition of Holding Company Expenses under the Credit Agreement in order that this definition includes equivalent expenses incurred by a Subsidiary of a Parent to those expenses incurred by the Parent and set out at (a), (b) and (c) of that definition and to provide that general corporate overhead expenses including professional fees and expenses and other operational expenses related to the “stewardship” of any member of the Bank Group including any “treasury transactions” are included within the definition of Holding Company Expenses.

5.	Permitted Credit Facility: amend the definition of Permitted Credit Facility under the Credit Agreement such that it also includes notes, bonds and debentures.

6.	Negative Pledge:
(a)    delete clause 23.8(a) in its entirety and replace it as follows:

“(a)
Each Obligor will not permit (and the Company shall procure that no member of the Bank Group shall permit) any Security Interest by any member of the Bank Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future

Financial Indebtedness of any member of the Bank Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause in section 23.8 as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 23.8(a)(ii) securing the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Trustee are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

7.
Senior Debt and Total Debt: amend the definition of Senior Debt and Total Debt to exclude any Financial Indebtedness incurred under the Production Facilities to the extent that it is limited recourse to the assets funded by such facilities.

8.
Annualised EBITDA: amend the definition of Annualised EBITDA in Clause 22.1 (Financial definitions) of the Credit Agreement to provide that, at the option of the Company, Annualised EBITDA may be determined for any person or the Bank Group (as applicable) based on the internal financial statements of the Reporting Entity available immediately preceding the date of determination of Annualised EBITDA or the financial statements of the Reporting Entity most recently made available under Clause 23.2(a) of the Credit Agreement.

9.
Solvent Liquidation: amend paragraph (b) of Clause 26.7 (Insolvency Proceedings) of the Credit Agreement so that it applies to both paragraphs (a) and (b) of Clause 23.31 (Internal Reorganisations) of the Credit Agreement. Amend Clause 42.7 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 23.31 (Internal Reorganisations).

10.	Subsidiaries: amend the definition of Subsidiary by deleting the second paragraph of that definition, which begins with “For the purposes of Clause 22 (Financial Covenant)…”

11.	Financial Statements:

(a)
Amend the representation in sub-paragraph (a)(ii) of Clause 21.9 (Accounts) of the Credit Agreement to delete the parenthetical “(except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries)”;

(b)	Delete the definition of “Bank Group Reconciliation” and replace it with the following:
“Bank Group Reconciliation” means an unaudited schedule to any financial statements of the Reporting Entity delivered in accordance with Clause 23.2 (Financial Information), demonstrating the necessary adjustments that would need to be made to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group prepared in accordance with the Relevant Accounting Principles.”; and

(c)	Delete paragraph (d) of Clause 23.2 (Financial Information) and replace it with the following:

“To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Bank Group (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and any member of the Bank Group), the Company shall provide to the Facility Agent, together with the financial statements delivered under paragraph (a) above, in sufficient copies for all the Lenders, the Bank Group Reconciliation for the relevant Accounting Period (provided however, that to the extent the Bank Group Reconciliation for the relevant Accounting Period is filed on the SEC’s website or the Company’s website, such Bank Group Reconciliation shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders).”

12.	Subordinated Obligations:

(a)
Amend paragraph (xxvii) of the definition of Permitted Financial Indebtedness such that it is a basket for the incurrence of Financial Indebtedness that constitutes Subordinated Obligations (as defined below) provided that (i) (other than in the case of a refinancing of other Subordinated Obligations in the same or a lesser principal amount) on the date of such incurrence and after giving effect thereto on a pro forma basis the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1 and (ii) such Financial Indebtedness is (x) unsecured or (y) secured on a junior ranking basis to the liabilities under the Facilities Agreement and, in each case contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of the Company:

(A)
the intercreditor agreement which relates to the Liberty Global Reference Agreement referenced under paragraph (i) of that definition with such adjustments and amendments as agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case);

(B)
the intercreditor agreement most recently entered into by an Affiliate of the Company prior to the incurrence of such Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case);

(C)
an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) with such adjustments and amendments as agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case); or

(D)
any other form of intercreditor agreement agreed between the Company, the Security Trustee and the Facility Agent (acting reasonably in each case) that does not adversely affect the rights of the Lenders in any material respect in each case, and, in each case, the Security Trustee and the Facility Agent shall be authorized to enter into such intercreditor agreement without the consent of the Lenders.

(b)
Amend paragraph (xxiii) of the definition of Permitted Security Interest such that it is a basket for Security Interests to secure any Financial Indebtedness incurred under paragraph (xxvii) of the definition of Permitted Financial Indebtedness as referred to in paragraph (a) above and any guarantees thereof, provided that (i) such Security Interest ranks junior to the Security Interests securing the liabilities under the Credit Agreement and related guarantees, as applicable, and (ii) such Financial Indebtedness and any guarantees thereof are contractually subordinated to the rights of the Lenders, on the terms of an intercreditor agreement as referred to in paragraph (a) above).

(c)	Amend the Credit Agreement to add a new definition of Subordinated Obligations as follows:
“Subordinated Obligation” means any Financial Indebtedness that is expressly subordinate or junior in right of payment to the liabilities under this Agreement pursuant to a written agreement.
(d)    Amend the definition of Senior Debt to also exclude Subordinated Obligations (to the extent such Subordinated Obligations constitute Permitted Financial Indebtedness).

SCHEDULE 8
THIRD AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 7 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Permitted Acquisition: add new limbs to the definition of Permitted Acquisition to allow:

(a)
the acquisition of shares or other interests representing a nominal or non-substantial part of the share capital of a company or other entity which is not a member of the Bank Group, provided that such company or other entity is a Subsidiary of Virgin Media Inc; and

(b)
the acquisition of shares or other interests in any company or other entity pursuant to a merger, demerger, partial demerger, contribution, spin off, distribution or similar transaction, provided that such transaction is permitted under the Relevant Finance Documents.

2.	Permitted Disposal:

(a)	Add a new limb to the definition of Permitted Disposal for:

(i)	the disposal of any entity, where the only material assets of such entity are assets that could themselves have been the subject of a Permitted Disposal; and

(ii)	the disposal of any nominal or non-substantial shareholding as contemplated by the first Permitted Acquisition limb above.

(b)	Amend Clause 23.11(b)(xxxiii) (Disposals) to:

(i)	delete “£50,000,000” and replace it with “£330,000,000” and to delete “one per cent.” and replace it with “three per cent.”; and

(ii)	add the following to the end of Clause 23.11(b)(xxxiii) (Disposals):
“(with unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of £330,000,000 and 3.0 per cent. of Total Assets of carried over amounts for any financial year and with any such carried over amounts being used first in the next succeeding financial year)”.

3.
Permitted Financial Indebtedness: amend the definition of “Permitted Financial Indebtedness” to include a new limb for borrowings, loans or deferred consideration made available by a vendor in connection with a Permitted Acquisition.

4.	Obligors agent: amend Clause 29.16 (Obligors’ Agent) to add a new paragraph (c) as follows:
“If (notwithstanding the fact that the guarantees granted under this Agreement are and the Security is, intended to guarantee and secure, respectively, all obligations arising under the Relevant Finance Documents), any guarantee or Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) amendment, variation, increase, extension or addition of or to any of the Relevant Finance Documents and/or any Facility or amount made available under any of the Relevant Finance Documents, each Obligor (other than the Company) expressly confirms that the Company as Obligors' Agent is authorised to confirm such guarantee and/or Security on behalf of such Obligor.”

5.	Construction:

(a)
Amend Clause 1.3(s) (Construction) to add the following additional limbs as alternatives for a Borrower “repaying” or “prepaying” a Documentary Credit or a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit under an Ancillary Facility (each, a “Relevant Documentary Credit”):

(i)
in the case of a Documentary Credit, a Borrower has made a payment under paragraph (b) of Clause 5.7 (Claims Under a Documentary Credit) in respect of that Documentary Credit or a Borrower has made a reimbursement in respect of that Documentary Credit under Clause 5.8 (Documentary Credit Indemnities) (but in each case only to the extent of such payment or reimbursement);

(ii)
the Relevant Documentary Credit (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary together with written confirmation that it is released and cancelled;

(iii)
a bank or financial institution having a long term credit rating from any of Moody’s, Standard & Poor’s or Fitch at least equal to Baa3/BBB- (as applicable or its equivalent or such other rating as the Facility Agent and the applicable L/C Bank or Ancillary Facility Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable L/C Bank or Ancillary Facility Lender (as the case may be) (acting reasonably), having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Relevant Documentary Credit.

(b)	Add a new limb to Clause 1.3 (Construction) as follows:
“The knowledge or awareness or belief of any member of the Bank Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Bank Group at the relevant time.”

(c)	Add a new limb to Clause 1.3 (Construction) as follows:
“Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Facility Agent and such Lender, and any such exchange, continuation or rollover shall be deemed to comply with any requirement hereunder or under any other Relevant Finance Document that any payment be made “in Dollars” (or any other relevant currency), “in immediately available funds”, “in cash” or any other similar requirements.”

6.	Amendments and waivers: amend Clause 42.1 (Amendments Generally) to include the following as a new Clause:
“Notwithstanding anything to the contrary in the Relevant Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Relevant Finance Document with the consent of the Company.”

7.
Interest Period: amend Clause 14.2 (Duration) to provide that the applicable Interest Period for the first Term Facility Advance under any Term Facility may be any other period of six months or less as agreed to by the Borrower and the Facility Agent.

8.	Business Division Transaction: Supplement the definition of “Business Division Transaction” so that it also includes any partial demerger.

9.	Tower Assets

(a)	Add a new definition to the Credit Agreement as follows:
““Tower Company” means a company or other entity whose principal activity relates to Towers Assets and substantially all of whose assets are Towers Assets”.

(b)	Replace the definition of “Towers Assets” with the following:
“Towers Assets” means:

(a)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in the Company or any other member of the Bank Group (whether pursuant to title, rights in rem, leases, rights of use, site sharing rights, concession rights or otherwise) and include, without limitation, any and all towers and tower sites under construction;

(b)
all rights (including, without limitation, rights in rem, leases, rights of use, site sharing rights and concession rights), title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land or property on which such towers and tower sites referred to in paragraph (a) above have been or will be constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites and their operation referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works;

(e)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above; and

(f)	shares or other interests in Tower Companies.

10.	Bank Group Excluded Subsidiary: Supplement the definition of “Bank Group Excluded Subsidiary” so that it also includes any entity which is a Subsidiary of a Bank Group Excluded Subsidiary.

11.	Permitted Payments: amend Clause 23.14 (Restricted Payments):

(a)	to delete sub-paragraph (xxxvii) and replace it with the following:
“any other distribution, dividend, transfer of assets, loan, other payment or transfer of tax losses not falling within paragraphs (i) to (xxxvi) above and not exceeding at any time, in an aggregate amount, more than the amount equal to the greater of:
(A)    £330,000,000 in aggregate (or its equivalent); and

(B)    three per cent. of Total Assets,

in any financial year, with any unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the aggregate amount of the greater of £330,000,000 and three per cent. of Total Assets of carried over amounts for any financial year and with any such carried over amounts being used first in the next succeeding financial year.”;

(b)	to delete “£200,000,000” and replace it with “£330,000,000” and to delete “two per cent.” and replace it with “three per cent.” at Clause 23.14(b)(xviii) (Restricted Payments); and

(c)	to delete “£200,000,000” and replace it with “£330,000,000” and to delete “two per cent.” and replace it with “three per cent.” at Clause 23.14(b)(xxxiv) (Restricted Payments).

12.	Spin-Off: delete the existing definition of Spin-Off at Clause 12.1(b)(ix) (Change of Control) and replace it with the following:
“Spin Off” means a transaction by which all outstanding ordinary and or equity shares of the Company or any Permitted Affiliate Parent or a Holding Company of the Company or any Permitted Affiliate Parent directly or indirectly owned by the Ultimate Parent are distributed to (i) all of the Ultimate Parent’s shareholders, or (ii) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a company holding the Company and any Permitted Affiliate Parent’s shares or any such Holding Company’s shares.

13.	Borrower: delete the existing definition of Borrowers and replace it with the following:
“Borrower” means the Original Borrowers and any Acceding Borrower, in each case, unless it has ceased to be a Borrower in accordance with Clause 36.2 (Resignation of a Borrower) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Facility Lender pursuant to Clause 6.7 (Affiliates of Borrowers).

14.	Sub-participations:

(a)	Include a new definition of Sub-participation as follows:
“Sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Relevant Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.

(b)
Amend Clause 36.4 (Assignments or Transfers by Lenders) in order that this clause includes a restriction on Sub-participations of rights and obligations and is subject to the same consent regime as for assignments and transfers in accordance with recent Liberty precedent.

(c)	Add a new clause as follows:
“[36.5]     Sub-participation
Notwithstanding anything to the contrary in Clause 36.4 (Assignments or Transfers by Lenders) there shall be no restrictions on Sub-participations by a Lender provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Relevant Finance Documents for any such obligation;

(b)
such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(i)	the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 36; and

(ii)
prior to entering into the relevant agreement or arrangement, the relevant Lender provides the Company with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;

(c)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(d)
the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Relevant Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Relevant Finance Documents (in its capacity as sub-participant under that arrangement); and

(e)
the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Relevant Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Relevant Finance Documents (in its capacity as sub-participant under that arrangement).”

(d)	Include the additional provision as follows:
“Clause [36.6] Sub-participant Register

“(a)
In the case of a Sub-participation (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “Sub-participation”), the person granting the Sub-participation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each sub-participant (or other person) has an interest or obligation.

(b)	Notwithstanding anything to the contrary hereunder, including without limitation Clause 35 (Calculations and Accounts), the entries in the Sub-

Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such Sub-participation (or similar right) for all purposes of a Relevant Finance Document notwithstanding any notice to the contrary.

(c)
Without prejudice to the other provisions of this Clause 36, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Advance, Commitments or other obligations under any Relevant Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Advance, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder.”

(e)	Amend Clause 36.15 (Register) to add the following to such Clause:
“Without limitation of any other provision of this Clause 36.15, no transfer of an interest in an Advance or Commitment hereunder shall be effective unless and until recorded in the Register.”

15.	Additional Facilities:

(a)	Delete Clause 2.5(c) (Additional Facilities) and replace it with the following:
“Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Security in accordance with the terms of the Group Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that the Company and the relevant Additional Facility Lenders may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities or shall not be entitled to share in the Security either in accordance with the terms of the Group Intercreditor Agreement or pursuant to ancillary intercreditor arrangements.”

(b)	Amend the Additional Facilities Cap as defined in Clause 2.5(a) (Additional Facilities) such that:

(i)
it includes an additional limb for the aggregate amount of any voluntary prepayments of Term Facility Advances that are secured on a pari passu basis with the other Facilities or Advances under Revolving Facilities (to the extent accompanied by a corresponding permanent cancellation of the relevant Revolving Facility Commitments) to the extent the relevant prepayment or cancellation is not funded or effected with any long-term Financial Indebtedness (including Financial Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced with long-term Financial Indebtedness); and

(ii)
the Company shall have the ability to classify such amounts of Financial Indebtedness on the date of their incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such sub-

paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness described in such paragraphs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness, in any manner.

16.	Right of Repayment and Cancellation in Relation to a Single Lender: delete Clause 10.4(c)(i) and replace it with the following:
“the Company may only exercise its rights under paragraphs (a)(i) and (a)(ii) above, if the circumstance giving rise to the requirement for indemnification continues; and”

17.
EBITDA: amend the definition of EBITDA under the Credit Agreement to provide that any adjustments to reduce the impact of the cumulative effect of a change in accounting principles or policies and changes as a result of the adoption or modification of accounting principles or policies can be added (at the Company’s option) to the operating income of the Bank Group for that Ratio Period.

18.
Additional Obligors: Amend the Credit Agreement to provide that any Affiliate of the Company may accede to the Credit Agreement as a Guarantor in accordance with Clause 25.3 (Acceding Guarantors) (provided that Security has been granted in form and substance satisfactory to the Facility Agent (acting reasonably) in favour of the Security Trustee over 100% of its shares and all rights in relations to loans from members of the Wider Group (other than a member of the Bank Group) to it) and that such Affiliate shall be a member of the Bank Group. Add a new definition of “Affiliate Subsidiary” to Clause 1.1 (Definitions) such that it means any Affiliate of the Company that accedes to the Credit Agreement as a Guarantor pursuant to the amendments described in this paragraph.

19.	Intra-Group Services: amend the definition of Intra-Group Services in Clause 1.1 (Definitions) of the Credit Agreement to add the following language at the end of the first proviso in parenthesis:
“or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company or any Permitted Affiliate Parent has conclusively determined in good faith to be fair to that member of the Bank Group)”.

20.	Alternative Benchmarks:

(a)	Add the following new definitions to Clause 1.1 (Definitions) as follows:
“Alternative Benchmark Commencement Date” means any Business Day on which the Facility Agent and the Company agree upon an Alternative Benchmark Rate.
“Alternative Benchmark Rate” means any alternative benchmark rate agreed in writing between the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company (in each case, acting reasonably) from time to time, provided that the Facility Agent and the Company shall consider the benchmark rates being used at that time in the then prevailing market for syndicated debt financings of a similar size to, and in the same currencies as, the Facilities.

(b)	Replace the definition of “Screen Rate” in Clause 1.1 (Definitions) with the following:
“Screen Rate” means:
(a)    in relation to LIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to LIBOR, the Alternative Benchmark Rate for the relevant currency and period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with the Company on or about the relevant Alternative Benchmark Commencement Date; and

(b)    in relation to EURIBOR:

(i)
at any time prior to an Alternative Benchmark Commencement Date in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); or

(ii)
at any time on or following an Alternative Benchmark Commencement Date in relation to EURIBOR, the Alternative Benchmark Rate for Euro for the relevant period displayed on any page of any screen of an information service as the Facility Agent may specify after consultation with the Company on or about the relevant Alternative Benchmark Commencement Date, provided that, in each case, if such page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

21.	ERISA:

(a)	Replace the definition of “ERISA Affiliate” in Clause 1.1 (Definitions) with the following:
“ERISA Affiliate” means any person treated as a single employer with any Obligor under section 414 of the Code.

(b)	Replace the definition of “Plan” in Clause 1.1 (Definitions) with the following:

“Plan” means an “employee benefit plan” as defined in section 3(3) of ERISA, which is subject to Title IV of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

(c)	Replace the definition of “Reportable Event” in Clause 1.1 (Definitions) with the following:
“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 or 430 of the Code or section 302 of ERISA, whether or not waived.

(d)	Amend Clause 21.18 (ERISA) to delete the words “member of the Bank Group or”.

(e)	Delete Clause 23.22 (ERISA) and replace it with the following:
“23.22 ERISA

(a)	Each Obligor must as soon as reasonably practicable upon becoming aware of it notify the Facility Agent of:

(i)    any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan; and

(iii)	any material non-compliance with any law or regulation relating to any Plan which is or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(c)
Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.”

(f)	Delete Clause 26.17 (ERISA).

22.	Limited Condition Transaction: amend the definition of “Limited Condition Transaction” in Clause 1.1 (Definitions) to include a third sub-paragraph as follows:
“any Restricted Payment.”

23.	Rollover: Add a new definition of “Rollover Loan” in Clause 1.1 (Definitions) as follows:

(a)	“Rollover Loan” means:

(a)	a Rollover Advance that is for an amount which is equal to or less than the Maturing Advance in respect of which that Rollover Advance is being drawn to refinance; and

(b)	an Advance in relation to a Revolving Facility:

(i)	made or to be made on the same day that a demand by the Facility Agent pursuant to a drawing in respect of a Documentary Credit is due to be met;

(ii)	the aggregate amount of which is equal to or less than the amount of the relevant claim in respect of that Documentary Credit;

(iii)	in the same currency as the relevant claim in respect of that Documentary Credit; and

(iii)	made or to be made for the purpose of satisfying the relevant claim in respect of that Documentary Credit.

(b)
Amend Clause 3.2 (Further Conditions Precedent) and paragraph (h) of Clause 4.1 (Conditions to Utilisation) to delete the references to “Rollover Advance” and replace them with the following words “Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 5.3 (Renewal of Documentary Credits)”.

(c)
Amend paragraph (j) of Clause 4.1 (Conditions to Utilisation) to delete the reference to “Rollover Advance” and replace it with the words “Rollover Loan” and make a similar amendment in the definition of “Revolving Facility Instructing Group” in Clause 1.1 (Definitions).

(d)
Amend paragraph (k) of Clause 4.1 (Conditions to Utilisation), to delete the following words “Rollover Advance provided that the amount of the Maturing Advance is equal to or greater than the amount of that Rollover Advance” and to replace them with the words “Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 5.3 (Renewal of Documentary Credits)”.

(e)	Amend Clause 7.2(a) (Unavailability of Optional Currency) to delete the reference to “Rollover Advance” and replace it with a reference to “Rollover Loan”.

(f)
Amend the title to Clause 8.2 (Rollover Advances) (and all other references in the Credit Agreement to that title) to refer to “(Rollover)” and further amend it so that the words “and in an amount which is equal to or less than” on the 7th line are deleted.

24.	Cost of Funds:

(a)	Amend paragraph (b) of Clause 15.4 (Cost of Funds) such that it also applies if LIBOR or EURIBOR is to be determined by reference to a Reference Bank Rate or an Alternative

Reference Bank Rate and to provide that, in entering into negotiations with the Company with a view to agreeing a substitute basis for determining the rate of interest, the Facility Agent may act in its sole discretion and will not be required to consult with or seek any consent or instruction from the Lenders or any other Finance Party.

(b)	Delete paragraph (c) of Clause 15.4 (Cost of Funds) and replace it with the following:
“Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company, be binding on all Parties.”

(c)
Amend paragraph (e) of Clause 15.4 (Cost of Funds) to provide that if a Lender does not supply a quotation by the given time period in paragraph (a)(ii), the rate of interest for that Lender will be the weighted average of the quotations notified to the Facility Agent by the other Lenders.

25.	US Regulations:

(a)	Replace Clause 21.21 (Investment Company Act) with the following:
“No Obligor is required to be registered as an “investment company” under the United States Investment Company Act of 1940.”

(b)	Delete Clause 23.34 (United States laws).

(c)	Delete Clause 21.20 (Margin stock) and replace it with the following:
“No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any borrowings will be used for any purpose that violates Regulation U.”

(d)	Delete the definitions of “Regulation T”, “Regulation U” and “Regulation X” and add a new definition of “Margin Regulations” in Clause 1.1 (Definitions) as follows:
“Margin Regulations” means Regulation T, Regulation U and Regulation X. issued, in each case, by the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

26.	Amendments and Waivers:

(a)	Amend paragraph (a) of Clause 42.5 (Technical and Operational Amendments) to add the following additional limb:

“(iv)
any amendment which relates to the implementation of any alternative basis for the calculation of interest that is binding on all Parties in accordance with paragraph (c) of Clause 15.4 (Cost of Funds).”

(b)	Add a new Clause 42.15 (Screen Rate) as follows:

42.15    Screen Rate
“If any Screen Rate is not available for a currency which can be selected for an Advance, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Relevant Finance Document to the use of that other benchmark rate) may be made with the consent of the Facility Agent (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) and the Company.”

27.	Guarantees: amend Clause 23.15 (Loans and guarantees) to:

(a)	add the words “in respect of Financial Indebtedness only” after the words “no member of the Bank Group will make any loans, grant any credit or give any guarantee.”;

(b)	add a new paragraph as a carve out as follows:
“any guarantee of any Financial Indebtedness of any Parent Entity that is given by an Affiliate Subsidiary provided that (i) on the date of incurrence of such guarantee the ratio of Total Net Debt to Annualised EBITDA on a pro forma basis would not exceed 5.50:1 (provided that outstanding Total Net Debt for the purpose of calculating such ratio under this paragraph shall include any Financial Indebtedness represented by guarantees by any member of the Bank Group of Financial Indebtedness of any Parent Entity), (ii) such guarantee is expressed to be subordinated to the liabilities of such Affiliate Subsidiary under the Relevant Finance Documents and (iii) no Event of Default is continuing or occurs as a result of such Financial Indebtedness of that Parent Entity being raised or issued.”; and

(c)	delete “£100,000,000” and replace it with “£330,000,000” and delete “two per cent.” and replace it with “three per cent.” at Clause 23.15(ee) (Loans and Guarantees).

28.	SPV Issuer Voting: amend the definition of VMIH Affiliate in Clause 1.1 (Definitions) of the Credit Agreement to add the following at the end of that definition:
“other than any trust, fund, partnership, company, person or other entity that issues any notes, bonds or other securities for the purpose of on-lending the proceeds of such issuance under a Facility to a Borrower under this Agreement”.

29.	Spin Parent: delete the following sentence in paragraph (b) of Clause 12.1 (Change of Control):
“Notwithstanding the foregoing, upon consummation of the Post-Closing Reorganisation or a Spin-Off, “the Controlling Company” in paragraph (i) above will be replaced with New Intermediate Holdco, in respect of the Post-Closing Reorganisation, and the Spin Parent, in respect of a Spin-Off.”
and replace it with the following:
“Notwithstanding the other provisions of this Clause, upon consummation of (i) the Post-Closing Reorganisation, the “Controlling Company” (as defined below) will mean the relevant New

Intermediate Holdco and its successors or (ii) a Spin-Off in which Virgin Media Communications and its successors (or if a Permitted Affiliate Group Designation Date has occurred, the Common Holding Company and its successors) is no longer a Parent Entity of the Company (or if a Permitted Affiliate Designation Date has occurred, a common Parent Entity of the Company and any Permitted Affiliate Parent), the “Controlling Company” will mean a Parent Entity of the Company (or if a Permitted Affiliate Designation Date has occurred, a common Parent Entity of the Company and any Permitted Affiliate Parent) designated by the Company and any successors of such Parent Entity.”

30.	Reporting:

(a)	Delete the definition of GAAP in Clause 1.1 (Definitions) and replace it with the following:
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date on which the Original Financial Statements were prepared (the “OFS Date”); provided that at any date after the OFS Date, the Company may make an election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election; provided further that for purposes of Clause 23.2 (Financial information) GAAP means generally accepted accounting principles in the United States of America as in effect from time to time.

(b)	Delete the definition of IFRS in Clause 1.1 (Definitions) and replace it with the following:
“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect as of the OFS Date; provided that at any date after the OFS Date, the Company may make an election to establish that “IFRS” shall mean IFRS as in effect on a date that is on or prior to the date of such election; provided further that for purposes of Clause 23.2 (Financial information) IFRS means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect from time to time.

(c)	Delete Clause 23.4 (Change in Accounting Principles) in its entirety and replace it with the following:

“(a)	Except as otherwise expressly provided below or in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

(b)
At any time after the OFS Date, the Company may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS; provided that:

(i)
all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its financial year results under IFRS, the financial statements of the Reporting Entity shall be restated on the basis of IFRS for the year ending immediately prior to the first financial year for which financial statements have been prepared on the basis of IFRS); and

(ii)	from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall, at the Company’s option:

(A)
continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by paragraphs (a)(i) and (a)(ii) of Clause 23.2 (Financial information) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information); or

(B)
be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the OFS Date, subject to any further election in accordance with the definition of IFRS.

Thereafter, the Company may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this clause.”

(d)	Amend paragraphs (a)(i) and (a)(ii) of Clause 23.2 (Financial information) to provide that the relevant financial statements or accounts (as applicable) shall be prepared in accordance with GAAP.

31.	Business Division Transactions and Joint Ventures:

(a)	In Clause 1.1 (Definitions):

(i)	amend the definition of “Business Division Transaction” to delete the words “, in each case, where such transaction has the prior approval of the Instructing Group”; and

(ii)	add the following new definitions:
“Permitted Business Division Transaction” means a Business Division Transaction provided that after giving pro forma effect thereto, an Obligor could incur at least £1.00 of additional Financial Indebtedness pursuant to paragraph (b)(xxiv) of Clause 23.13 (Restrictions on Financial Indebtedness).

“Acceptable Joint Venture” means a joint venture, partnership or similar arrangement formed by a member of the Bank Group (a) by the contribution of some or all of the assets of the Bank Group pursuant to a Business Division Transaction to such joint venture, partnership or similar arrangement with one or more persons and/or (b) for the purposes of network and/or infrastructure sharing with one or more Joint Ventures.

(b)	Amend paragraph (c) of Clause 23.14 (Restricted Payments) and Clause 23.15 (Loans and guarantees) to include the following additional carve outs in each such clause:

(i)	“in relation to any Permitted Business Division Transaction; and

(ii)	in relation to any Acceptable Joint Venture.”

(c)
Amend sub-paragraphs (c)(xiii)(F) of Clause 23.14 (Restricted Payments) and (b)(xxvi) of Clause 23.11 (Disposals) and paragraph (b) of the definition of Permitted Joint Venture in Clause 1.1 (Definitions) such that the word “Permitted” is added before the words “Business Division Transaction”.

32.	Permitted Security Interest: amend the definition of “Permitted Security Interest” in Clause 23.8(b) (Negative Pledge):

(a)	to include in addition to the existing “Permitted Security Interests”:
“any Security Interests attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;”

(b)	to replace “£100,000,000” with “£330,000,000” at Clause 23.8(b)(xiii);

(c)	to replace “£300,000,000” with “£330,000,000” and “two per cent.” with “three per cent.” at Clause 23.8(b)(xli).

33.
Permitted Acquisitions and Permitted Joint Ventures: delete sub-paragraph (m)(ii) of the definition of Permitted Acquisition in Clause 1.1 (Definitions) and delete sub-paragraph (c)(ii) of the definition of Permitted Joint Venture in Clause 1.1 (Definitions).

34.	Auditors: delete the definition of “Auditors” in Clause 1.1 (Definitions) and replace it with the following:
“Auditors” means KPMG LLP or any other firm appointed by the Company to act as its auditors.

35.	Additional Facilities: amend paragraph (a)(v) and sub-paragraph (a)(v)(A) of Clause 2.5 (Additional Facilities) to read as follows:

“(v)
subject to paragraph (j) below, the aggregate principal amount of any proposed Additional Facility shall not, at the election of the Company acting in its sole discretion (x) on the date that the Additional Facility becomes effective (giving pro forma effect to the intended use of proceeds of such Additional Facility and assuming that the entire amount of that Additional Facility is drawn on such date, and provided that an election that this sub-paragraph (x) shall apply may not be made in relation to that Additional Facility if an election that sub-paragraph (y) shall apply has previously been made in relation to that Additional Facility) or (y) on the date of each Utilisation (other than a Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 5.3 (Renewal of Documentary Credits)) of that Additional Facility (giving pro forma effect to the use of proceeds of such Utilisation but not assuming that the entire amount of that Additional Facility is drawn) exceed the aggregate of the sum of:

(A)	an unlimited amount provided that on a pro forma basis Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1;
…”

36.	Construction:

(a)	Amend Clause 1.3 (Construction) to add the following additional limbs:

(i)
“fair market value” unless otherwise specified, wherever such term is used in this Agreement, may be conclusively established by means of an officer’s certificate or a resolution of the board of directors of the Company, any Permitted Affiliate Parent or any Affiliate Subsidiary setting out such fair market value as determined by such officer or such board of directors in good faith;

(ii)
any matter being “permitted” under this Agreement or any other Relevant Finance Document shall include references to such matters not being prohibited or otherwise being approved under this Agreement or any other such Relevant Finance Document; and

(iii)
“consolidated” in connection with the financial position of, financial statements of or accounts of or financial definitions in relation to, the Bank Group shall be construed to mean that the accounts of any Affiliate Subsidiary shall be combined for the purpose of determining such financial position, financial statements, accounts or financial definitions.

(b)	Amend Clause 1.3 (Construction) to add the following additional paragraphs:

“(x)
No personal liability shall attach to any director, officer or employee of any member of the Wider Group for any representation or statement made by that member of the Wider Group in a certificate signed by such director, officer or employee; and

(y)
No Default, Event of Default or breach of any representation and warranty or undertaking under the Relevant Finance Documents shall arise merely as a result of a subsequent change in the Sterling equivalent of any relevant amount due to fluctuations in exchange rates.”

(c)	Amend Clause 1.3 (Construction) to include the following wording at the start of sub-paragraph (q)(iii) of Clause 1.3 (Construction):
“if requested by the relevant L/C Bank or Ancillary Facility Lender,”

37.	Increase: amend Clause 2.2 (Increase) to:

(a)	delete sub-paragraphs (a)(i) and (a)(ii); and

(b)	delete sub-paragraph (a)(iii) and replace it with the following:

“(iii)	at the election of the Company acting in its sole discretion, it shall be a condition:

(A)	that the aggregate principal amount of any proposed increase in the Commitments shall not exceed, mutatis mutandis, the Additional Facilities Cap on the date that such increase in the Commitments becomes effective (giving pro forma effect to the intended use of proceeds of such increased Commitment and assuming that the entire amount of that increased Commitment is drawn on such date, and provided that an election that this paragraph (A) shall apply may not be made in relation to that increased Commitment if an election that paragraph (B) shall apply has previously been made in relation to that increased Commitment); or

(B)
to any Utilisation (other than a Rollover Loan or a Documentary Credit which is being renewed pursuant to Clause 5.3 (Renewal of Documentary Credits)) of that increased Commitment that the aggregate principal amount of that increased Commitment to be drawn would not exceed, mutatis mutandis, the Additional Facilities Cap on the date of that Utilisation (giving pro forma effect to the use of proceeds of such Utilisation but not assuming that the entire amount of that increased Commitment is drawn).”

38.	Increased Costs:
Amend the first paragraph of Clause 18.1 (Increased Costs) to refer to “ten” Business Days instead of “three” Business Days in the first line.

39.	Compliance Certificate: delete sub-paragraph (b)(iii) of Clause 23.2 (Financial information).

40.	Springing Financial Covenant: amend the covenant set out in Clause 22.2 (Financial Ratio) so that is reads as follows:

“(a)
Subject to Clause 26.5 (Cross default) and Clause 42.5(c) (Technical and Operational Amendments), in the event that on the last day of a Ratio Period the aggregate of the Revolving Facility Outstandings and any Additional Facility Outstandings in relation to an Additional Facility that is a revolving facility (in each case, other than Documentary Credits that are cash collateralised or undrawn) and the net indebtedness outstanding under each Ancillary Facility less Cash of the Bank Group exceeds an amount equal to 40 per cent. of the aggregate of the Revolving Facility Commitments and any Additional Facility Commitments in relation to an Additional Facility that is a revolving facility and each Ancillary Facility Commitment (the “Financial Ratio Test Condition”), the Company shall procure that the ratio of Total Net Debt to Annualised EBITDA on that day (the “Financial Ratio”) shall not exceed 5.50:1 unless otherwise agreed in writing by the Composite Revolving Facility Instructing Group and the Company.

(b)
If the financial covenant set out in paragraph (a) has been breached for a Ratio Period but is complied with on the last day of the next Ratio Period (either because the Financial Ratio Test Condition is not met for that next Ratio Period or because the Financial Ratio does not exceed 5.50:1 for that next Ratio Period), then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (or shall be deemed to not) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Relevant Finance Documents or a Default or an Event of Default unless the Facility Agent has taken any action under Clause 26.18 (Acceleration Following Financial Ratio Breach) before the delivery of the certificate referred to at Clause 23.2(b)(ii) (Financial information) in respect of that next Ratio Period.”

41.	Financial Information: amend Clause 23.2(b)(ii) so that it reads as follows:

“(ii)
if as at the last day of the Ratio Period the Financial Ratio Test Condition is met, setting out in reasonable detail computations establishing as at the date of such financial statements, compliance (or detailing any non-compliance) with the financial ratio set out in Clause 22.2 (Financial Ratio) and showing figures representing the actual financial ratio then in effect, together with a schedule containing the components and amounts of Parent Debt; and”

42.	Cure Provisions: delete Clause 22.4 (Cure provisions) and replace it with the following:

“Clause 22.4	Cure provisions

(a)	The Company may cure a breach of the financial ratio set out in Clause 22.2 (Financial Ratio) by procuring that:

(i)
additional equity is injected into, and/or additional Subordinated Funding is provided to, one or more members of the Bank Group in an aggregate amount equal to or greater than the amount which if it had been deducted from Total Net Debt for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)
additional equity is injected into, and/or additional Subordinated Funding is provided to, one or more members of the Bank Group in an aggregate amount equal to or greater than the amount which if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(iii)
Revolving Facility Outstandings and/or any Additional Facility Outstandings in relation to an Additional Facility that is a revolving facility and/or net indebtedness under any Ancillary Facility are prepaid (from any source selected by the Company in its sole discretion) in an amount which if such prepayment had occurred immediately prior to the calculation on the last day of the Ratio Period in respect of which the breach arose, the Financial Ratio Test Condition as at the last day of that Ratio Period would not have been met and therefore the financial ratio would not have been required to be tested.

(b)    A cure under this Clause 22.4 will not be effective unless:

(i)
in the case of paragraph (a)(i) or (a)(ii) above, an amount equal to or greater than the required amount of additional equity or the proceeds of any Subordinated Funding is received by one or more members of the Bank Group; or

(ii)	in the case of paragraph (a)(iii) above, the amount of the Revolving Facility Outstandings and/or any Additional Facility Outstandings in relation to an

Additional Facility that is a revolving facility and/or net indebtedness under any Ancillary Facility that are required to be prepaid are so prepaid,

in each case, within 30 Business Days of delivery of the financial statements delivered under Clause 23.2 (Financial information) which show that Clause 23.2 (Financial Ratio) has been breached (the “Cure Period”).

(c)    No cure may be made under this Clause 22.4 (Cure provisions)

(i)	in respect of more than five Ratio Periods during the life of the Additional Facilities; or

(ii)    in respect of consecutive Ratio Periods.

(d)
The Company shall make an election (at its sole discretion) by notice to the Facility Agent prior to the end of the Cure Period as to whether a breach of the financial ratio set out in Clause 22.2 (Financial Ratio) shall be cured pursuant to a recalculation as described in either sub-paragraph (a)(i), (a)(ii) or (a)(iii) above.

(e)
If the Company makes an election for a recalculation as described in sub-paragraphs (a)(i) or (a)(ii) above, it shall be under no obligation to apply the amount of additional equity or the proceeds of any Subordinated Funding that are received by one or more members of the Bank Group in prepayment of the Facilities or for any other specific purpose and such amount will be deemed to be deducted from Total Net Debt or added to EBITDA for the purposes of Clause 22.2 (Financial Ratio) (as applicable) as at the last day of the relevant Ratio Period.

(f)
If the Company makes an election for a recalculation as described in sub-paragraph (a)(iii) above, the amount of the Revolving Facility Outstandings and/or any Additional Facility Outstandings in relation to an Additional Facility that is a revolving facility and/or net indebtedness under any Ancillary Facility that are prepaid shall be deemed to be deducted in the calculation of the Financial Ratio Test Condition for the purposes of Clause 22.2 (Financial Ratio) as at the last day of the relevant Ratio Period.

(g)
For the purpose of ascertaining compliance with Clause 22.2 (Financial Ratio), the Financial Ratio Test Condition and the ratio set out in Clause 22.2 (Financial Ratio), will be tested or retested, as applicable, giving effect to the elections and adjustments referred to in paragraph (d), (e) and (f) above. If, after giving effect to such elections and adjustments, the requirements of Clause 22.2 (Financial Ratio) are met, then the requirements under Clause 22.2 (Financial Ratio) shall be deemed to have been satisfied as at the relevant original date of determination.

(h)
Where a cure is exercised under this Clause 22.4 in respect of a breach of Clause 22.2 (Financial Ratio) for any financial quarter and the Company makes an election for a recalculation as described in sub-paragraph (a)(ii) above, the amount of additional equity or the proceeds of any Subordinated Funding that are received by one or more members of the Bank Group shall also be added in calculating EBITDA for any future Ratio Period that includes such financial quarter. Any adjustments pursuant to this paragraph will not be treated as a separate cure.”

43.	Permitted Disposal: amend Clause 23.11 (Disposals) to add a new limb in paragraph (b) as follows:
“disposals which constitute the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of any business that is the same as or related, ancillary or complementary to any of the businesses of any member of the Bank Group on [the amendment and restatement date]) or a combination of such assets, cash and Cash Equivalent Investments between any member of the Bank Group and another person provided that the relevant member of the Bank Group receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such disposal) for the assets subject to that disposal;”.

44.	Permitted Financial Indebtedness:

(a)	Amend Clause 23.13 (Restrictions on Financial Indebtedness) to add a new paragraph (d) as follows:
“In the event that any member of the Bank Group enters into or increases commitments under a revolving credit facility, enters into any commitment to incur or issue Financial Indebtedness or commits to incur any Security Interest pursuant to any leverage based incurrence test in the definition of “Permitted Security Interest,” the incurrence or issuance thereof for all purposes under this Agreement, including without limitation for purposes of calculating any leverage ratio or usage in any of the sub-paragraphs in paragraph (b) above for borrowings and re-borrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, either (i) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Financial Indebtedness, and, if such leverage ratio test or other provision of this Agreement is satisfied with respect thereto at such time, any borrowing or re-borrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this covenant irrespective of the leverage ratio or other provision of this Agreement at the time of any borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or re-borrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph (i) shall be the “Reserved Indebtedness Amount” and, to the extent of the usage in sub-paragraphs in paragraph (b) above (if any), shall be deemed to be incurred and outstanding under such paragraphs) or (ii) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in the case of sub-paragraph (i) above, the Company may revoke any such determination at any time and from time to time.”

(b)	Amend the definitions of “Senior Debt” and “Total Debt” in Clause 22.1 (Financial definitions) to include an additional limb as follows:
“the Reserved Indebtedness Amount”

45.	Related Fund: amend:

(a)	Clause 1.1 (Definitions) to include a new definition of “Related Fund” as follows:

“Related Fund” in relation to a fund or account that, in each case, invests in commercial loans (the “first fund”), means any other fund or account that, in each case, invests in commercial loans which is managed or administered directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund or account that, in each case, invests in commercial loans whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.”
(b)    Clause 36.4 (Assignments or Transfers by Lenders) to:

(i)
at paragraph (a)(i)(B), delete the words “(or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate)” and to replace them with the words “(or, if applicable, to any Related Fund)”; and

(ii)
at paragraph (b)(i), delete the words “(or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate)” and to replace them with the words “(or, if applicable, to any Related Fund)”.

46.	Group Intercreditor Agreement: amend the Group Intercreditor Agreement to include the following definition of Encumbrance:
“Encumbrance” means:

(a)	a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person;

(b)
any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)	any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect.”

47.	Share Capital: amend Clause 23.18 (Share Capital) to add a new sub-paragraph (e) at the end as follows: “to the extent that share capital of any member of the Bank Group or any Obligor is cancelled”.

48.
Right of Cancellation and repayment in relation to a Single Lender: amend Clause 12.4(d) (Right of prepayment and cancellation in relation to a single Lender) to include the words “of the relevant Lender” after the words “the outstanding Advances”.

49.	Stamp Duties: delete Clause 37.4 (Stamp Duties) in its entirety and replace it with the following:
“The Company shall pay and, within 10 Business Days of demand, indemnify each Relevant Finance Party against any cost, loss or liability that Relevant Finance Party incurs in relation to all stamp duty, registration and other similar Tax Liabilities payable in respect of any Relevant Finance Document except for:

(a)
any such Tax Liabilities payable in connection with any Transfer Deed or Transfer Agreement or other document relating to the assignment or transfer by any Lender of any of its rights and/or obligations under any Relevant Finance Document; or

(b)
any registration duties and any Tax Liability payable due to a registration, submission or filing by a Relevant Finance Party of any Relevant Finance Document where such registration, submission or filing is or was not required to maintain or preserve the rights of that Relevant Finance Party under the applicable Relevant Finance Documents.”

50.	Increased Costs: Amend paragraph (a) of Clause 18.3 (Exceptions) to include the following additional limbs:

“(ix)
is compensated for by Clause 37.4 (Stamp Duties) or Clause 37.7 (Value added tax) (or would have been so compensated for under such clause but was not so compensated solely because any of the exceptions set out therein applied);

(x)
is attributable to a change (whether of basis, timing or otherwise) in the Tax Liability on the overall net income of the Relevant Finance Party (or any Affiliate of it) or of the branch or office through which it lends any Advance;

(xi)
is attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Relevant Finance Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(xii)	is attributable to a breach of a Relevant Finance Document by the Relevant Finance Party claiming such Increased Cost.”

51.	Representations: Delete Clause 21.12 (Security Interests) in its entirety.

52.	Disenfranchisement of Defaulting Lender: delete Clause 42.13(a) (Disenfranchisement of Defaulting Lenders) in its entirety and replace it with the following:
“In ascertaining the Instructing Group, affected Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Relevant Finance Documents, a Defaulting Lender’s Commitments and participations will be deemed to be zero.”

53.
Changes to the Obligors: amend Clause 25.2 (Acceding Borrowers) to delete Clause 25.2(b)(iii) (Acceding Borrowers) in its entirety and amend Clause 25.3 (Acceding Guarantors) to delete paragraph (b)(ii) in its entirety.

54.	EBITDA:

(a)	Amend paragraph (bb) of the definition of EBITDA in order that the following words are deleted:
“to the extent that such fees or other amounts:

(i)	are not included in the Company’s externally reported operating cash flow or equivalent measure; or

(ii)	are deemed to be exception of unusual items”.

(b)	Amend paragraph (i) of the definition of EBITDA to add the words “or other equity based” after the words “any stock based”.

55.
COMI: amend the definition of “Centre of Main Interests” in Clause 1.1 (Definitions) to delete the words “Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.” and replace them with the words “the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast))”.

56.	80% Security Test: add the following words at the end of the definition of 80% Security Test in Clause 1.1 (Definitions) :
“and provided that to the extent any Guarantor generates negative earnings before interest, tax, depreciation and amortisation, such Guarantor shall be deemed for the purposes of calculating the 80% Security Test numerator to have zero earnings before interest, tax, depreciation and amortisation.”

57.
Insolvency Event: amend the definition of Insolvency Event in Clause 1.1 (Definitions) to replace the words “in relation to a Relevant Finance Party means that the Relevant Finance Party:” with the words “in relation to a Relevant Finance Party or a Holding Company of that Relevant Finance Party means that the Relevant Finance Party or its Holding Company (as applicable):”.

58.	High Yield Refinancing: amend the definition of High Yield Refinancing in Clause 1.1 (Definitions) to delete the word “reasonable” before the words “fees, costs and expenses”.

59.
Optional Currency: amend the definition of “Optional Currency” in Clause 1.1 (Definitions) in order that the words “in relation to that Advance” are included after the words “acting on the instructions of all the Lenders”.

60.	Permitted Acquisition: amend the definition of Permitted Acquisition in Clause 1.1 (Definitions):

(a)	at paragraph (c) to replace the words “less than a 50 per cent. interest” with the words “an interest of 50 per cent. or less”; and

(b)	at paragraph (f) to replace the words “10 Business Days” with the words “60 days”.

61.
Relevant Finance Document: amend paragraph (a) of the definition of “Relevant Finance Document” in Clause 1.1 (Definitions) to delete the words “, any Transfer Deed and any Transfer Agreement;” and include the words “and any Increase Confirmation.

62.	Senior Secured Notes Refinancing: amend the definition of “Senior Secured Notes Refinancing” in Clause 1.1 (Definitions) to:

(a)
delete the following words at limb (iii): “(provided, in each case of (i) to (iii) above that such Financial Indebtedness being refinanced would have been permitted to be incurred at the time of issuance of any such notes)”; and

(b)	delete the word “reasonable” before the words “fees, costs and expenses”.

63.
Security grace period: amend paragraph (d) of the definition of Equity Equivalent Funding, paragraph (b) of the definition of Parent Intercompany Debt and paragraph (c)(i) of the definition of “Subordinated Funding”, in each case, in Clause 1.1 (Definitions), and in each case to delete the words “promptly granted” and to replace them with the words “granted within 60 days of the incurrence of such Financial Indebtedness”.

64.	Interest Period Length: add a new clause 1.11 as follows:
“1.11    Interest Period Length
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.”

65.	Documentary Credits: amend Clause 1.3(s)(i) (Construction) in order that the word “Borrower” is replaced with the words “Borrower or any other Obligor”.

66.	Exchange Rates: add a new clause 1.12 as follows:
“1.12    Exchange Rates
When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Relevant Finance Documents, the equivalent to an amount in Sterling shall be calculated at a rate for the conversion of the relevant non-Sterling currency into Sterling which is, at the election of the Company (a) a rate selected by the Company (acting reasonably and in good faith) or (b) the Facility Agent’s Spot Rate of Exchange, in each case, as at the time of any relevant action.”

67.	Increase: amend paragraph (b)(i) of Clause 2.2 (Increase) to add a new limb (iii) as follows:
“the Commitments of a Lender in accordance with Clause 10.4 ((Right of Repayment and Cancellation in Relation to a Single Lender),”

68.	Additional Facilities: amend Clause 2.5 (Additional Facilities) to:

(a)	delete sub-paragraphs (a)(ii) and (a)(iv);

(b)	delete sub-paragraphs (j)(ii)(A), (j)(ii)(B) and (j)(ii)(C); and

(c)	delete sub-paragraphs (j)(iii)(B), (j)(iii)(C) and (j)(iii)(D).

69.	Voluntary Cancellation: amend Clause 10.1 (Voluntary Cancellation):

(a)	in order that the following words are inserted after “three Business Days”:

“(or such shorter period as may be agreed between the Company and the Facility Agent)”; and

(b)	in order that the words “(unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period)” are deleted.

70.	Mandatory prepayments from disposal proceeds: amend Clause 12.3 (Mandatory prepayments from disposal proceeds) by deleting sub-paragraph (e).

71.	Prepayments: amend Clause 12.5 (Miscellaneous provisions) to delete paragraph (c) and replace it with the following:
“Other than in relation to any prepayment under Clause 12.4 (Right of prepayment and cancellation in relation to a single Lender), any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.”

72.	Tax Indemnity: amend paragraph (b) of Clause 17.3 (Tax Indemnity) to add an additional limb as follows:
“to the extent that any Tax Liability has been compensated for by a payment under Clause 37.4 (Stamp Duties) or would have been compensated for by such a payment, but for the application of any exception in such Clause.”

73.	Representations: amend Clause 21 (Representations):

(a)	by inserting the word “substantially” after the word “business” at Clause 21.2(b) (Status);

(b)	delete the words “and will rank” at Clause 21.22 (Claims Pari Passu).

74.
Permitted Financial Indebtedness: amend Clause 23.13 (Restrictions on Financial Indebtedness) in order that the words “no Default or” at sub-paragraphs (b)(xv)(B), (b)(xv)(C) and (b) (xvii) are deleted.

75.	Share Capital: amend Clause 23.18 (Share Capital) to add words “that is a member of the Bank Group” after the words “Each Obligor” and before the words “will not”.

76.
Holding Company Accession: amend Clause 23.26 (Further Assurance) such that at the end of sub-paragraph (b)(iii) and after the word “hereunder”, the following words are added “within 60 days from the date of the accession of the relevant member of the Bank Group as a Borrower.”

77.	Obligor Accession: amend Clause 23.26 (Further Assurance) in order that the words “10 Business Days” at paragraph (c)(i) are replaced with “60 days”.

78.	Acceding Borrowers: amend Clause 25.2 (Acceding Borrowers) by including the words “in relation to that Facility” after the words “Instructing Group” at sub-paragraph (b)(i).

79.	Breach of obligations EOD: amend Clause 26.3(a) (Breach of obligations) to add the following language at the end:

“and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Facility Agent gives notice to the Company requiring the same to be remedied.”

80.	Cross Default EOD: amend Clause 26.5 (Cross Default):

(a)	by deleting the words “or is placed on demand, in each case” at paragraph (b);

(b)	by deleting “£75,000,000” and replacing it with “£100,000,000” at paragraph (d)(i); and

(c)
at paragraph (d)(v), by deleting the words “is not placed on demand, becomes” and replacing them with the words “does not become” and adding the word “not” before the words “otherwise accelerated during that period”.

81.	Insolvency Proceedings: amend Clause 26.7 (Insolvency proceedings) by:

(a)
deleting the following words “by providing an opinion of a leading firm in the jurisdiction of its incorporation or in the jurisdiction where such formal legal proceeds are commenced, as the case may be”; and

(b)    deleting the words “to that effect” and replacing them with the words “to be”.

82.	Repayment on Demand: amend Clause 26.22 (Repayment on Demand) to add the words “if so instructed by an Instructing Group” after the words “the Facility Agent may”.

83.	Borrower Indemnities:

(a)	delete Clause 30.1 (General Indemnities) in its entirety; and

(b)	amend Clause 37.5(c) (Other indemnities) in order that it reads as follows:

“(c)
(i) funding, or making arrangements to fund its participation in any Advance, (ii) issuing or making arrangements to issue a Documentary Credit or (iii) funding or making arrangements to fund any Ancillary Facility, in each case, requested by any Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or”

84.	Set-Off: amend Clause 33 (Set-Off) in order that the words “Whilst any Event of Default has occurred and is continuing” are added at the beginning of Clause 33.1(a) (Right to Set-off).

85.	Resignation of a Borrower: amend Clause 36.2 (Resignation of a Borrower):

(a)
in order that the following words are included at the end of Clause 36.2(b)(iii), “save that this requirement shall not apply where the relevant Borrower is also released from its obligations as a Guarantor in accordance with this Agreement at the same time that it ceases to be a Borrower in accordance with this Clause 36.2”; and

(b)	in order that paragraph (d) is deleted.

86.	Defaulting Lenders: amend Clause 36.4 (Assignments or Transfers by Lenders) in order that the following is included as a new Clause 36.4(h):

“(h)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights, benefits or obligations under the Finance Documents to a New Lender that is a Defaulting Lender.”

87.	Facility Agent Indemnity: amend Clause 37.6(a) (Indemnity to Facility Agent) by deleting the reference to “Default” and replacing this with “Event of Default”.

88.	Amendments:

(a)	Delete the words “and Clause 42.6 (Guarantees and Security)” at paragraph (h) of Clause 42.2 (Consents)”.

(b)
At Clause 42.6 (Guarantee and Security), delete the words “more than 90 per cent.” and replace them with the words “more than 75 per cent.” and add a new sentence at the end as follows “This Clause may not be amended without the consent of Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 75 per cent. of the Available Facilities plus aggregate Outstandings.”

(c)
Amend paragraph (d) of Clause 42.7 (Release of Guarantees and Security) to add the following additional limbs “(iv) expressly permitted under the Relevant Finance Documents (excluding, for the avoidance of doubt, pursuant to any consent obtained from the Instructing Group), (v) in connection with any Permitted Transaction (other than a Permitted Transaction pursuant to paragraph (a) or (i) of that definition) or (vi) if it is necessary or desirable in connection with Clause 23.31 (Internal Reorganisation).”

(d)
At paragraph (b)(ii) of Clause 42.7 (Release of Guarantees and Security), delete the words “immediately following the disposal” and replace them with the words “within 60 days of the date of the disposal”.

(e)	Add a new clause 42.15 as follows:
“Clause 42.15    Ancillary Facilities
No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Relevant Finance Party other than the relevant Ancillary Facility Lender.”

89.	Ratio Period: delete the definition of Ratio Period and replace it with the following:
““Ratio Period” means each period of approximately six months covering two quarterly Accounting Periods of the Bank Group ending on each date to which each set of financial statements required to be delivered under Clause 23.2 (Financial information) are prepared (“L2QA Test Period”), provided that the Company may make an election to establish that “Ratio Period” means each period of approximately 12 months covering four quarterly Accounting Periods of the Bank Group ending on each date to which each set of financial statements required to be delivered under Clause 23.2 (Financial information) are prepared (“LTM Test Period”) (and if such an LTM Test Period election has been made, the Company may not elect to change from LTM Test Period back to the L2QA Test Period).”

90.	Annualised EBITDA: delete the definition of “Annualised EBITDA” and replace it with the following:
““Annualised EBITDA” means:

(a)
for the purposes of the definition of Permitted Acquisition, Clause 23.11 (Disposals) and Clause 12.2 (Mandatory prepayment from disposal proceeds) in respect of any person, if the L2QA Test Period applies in accordance with the definition of “Ratio Period”, two times EBITDA of that person (calculated on a consolidated basis) for that period and if the Company has made an LTM Test Period election in accordance with the definition of “Ratio Period”, EBITDA of that person (calculated on a consolidated basis) for that period; and

(b)
for all other purposes, if the L2QA Test Period applies in accordance with the definition of “Ratio Period”, two times EBITDA of the Bank Group for that Ratio Period, and if the Company has made an LTM Test Period election in accordance with the definition of “Ratio Period”, EBITDA of the Bank Group for that Ratio Period.”

91.	Instructing Group:

(a)
Add the words “in relation to the Facility in respect of that Utilisation” after the words “Instructing Group” in paragraph (a)(i) of the definition of “Non-Funding Lender” in Clause 1.1 (Definitions).

(b)
Add the words “in relation to the Facility in respect of which such Documentary Credits are issued” after the words “Instructing Group” in paragraph (c) of Clause 5.12 (Appointment and Change of L/C Bank).

(c)	Add the words “in relation to each Facility to which that Borrower is a borrower” after the words “Instructing Group” in paragraph (a) of Clause 36.2 (Resignation of Borrower).

92.	Execution or distress: amend Clause 26.9 (Execution or Distress) by deleting “£75,000,000” and replacing it with “£100,000,000”.

93.	Qualifying UK Lender:

(a)	amend Clause 36.4 (Assignments or Transfers by Lenders) to:

(i)	at sub-paragraph (a)(i)(B), delete the words “which (other than in the case of any Facility in relation to the US Borrower) is a Qualifying UK Lender”; and

(ii)	to delete sub-paragraph (c)(iii).

(b)	amend Clause 17.2(a)(ii) (Lender Tax Status):

(i)	to include a new sub-paragraph (D) as follows:

“(D)    not a Qualifying UK Lender.”

(ii)	amend Clause 17.2(e) in order that the existing clause is deleted and replaced in its entirety as follows:
“(e)    Any Lender which was, either:

(iii)	a Qualifying UK Lender when it became party to this Agreement but subsequently ceases to be a Qualifying UK Lender; or

(iv)	not a Qualifying UK Lender when it became party to this Agreement but subsequently becomes a Qualifying UK Lender,
(in each case, other than by reason of a Change in Tax Law in the United Kingdom) shall promptly notify the UK Borrowers of that event, provided that if there is a Change in Tax Law in the United Kingdom which in the reasonable opinion of such UK Borrowers may result in any Lender which was, either:

1.	a Qualifying UK Lender when it became a party to this Agreement ceasing to be a Qualifying UK Lender, or

2.	not a Qualifying UK Lender when it became party to this Agreement but subsequently becomes a Qualifying UK Lender, such Qualifying UK Lender or non-Qualifying UK Lender (as applicable) shall co-operate with such UK Borrowers and provide reasonable evidence requested by such UK Borrowers in order for such UK Borrowers to determine whether such Lender has ceased to be a Qualifying UK Lender or become a Qualifying UK Lender (as applicable) provided, however, that nothing in this paragraph (e) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including without limitation, its tax returns or its calculations).”

IN WITNESS WHEREOF this Additional K Facility Accession Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
THE COMPANY
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:
Director

………………………………………….
Name: AUTHORIZED SIGNATORY

Witness

………………………………………….
Name: AUTHORIZED SIGNATORY
Address: LITTLE PORTESBERY
PORTESBERY ROAD
CAMBERLEY
SURREY GU15 3TF

(Signature Page to Additional K Facility Accession Deed)

THE BORROWER
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA BRISTOL LLC acting by:

………………………………………….
Name: AUTHORIZED SIGNATORY
Title: VICE PRESIDENT

Witness

………………………………………….
Name: AUTHORIZED SIGNATORY
Address:1550 WEWATTA STREET, SUITE 1000
DENVER, CO 80202
USA

(Signature Page to Additional K Facility Accession Deed)

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA
By:    By:
AUTHORIZED SIGNATORY

DIRECTOR

(Signature Page to Additional K Facility Accession Deed)

ADDITIONAL K FACILITY LENDERS
EXECUTED for and on behalf of
THE BANK OF NOVA SCOTIA
By:                        By:

AUTHORIZED SIGNATORY

DIRECTOR

(Signature Page to Additional K Facility Accession Deed)